Exhibit 99.1

DIMON Incorporated	Tel: 434 792 7511
512 Bridge Street
Post Office Box 681
Danville, VA 24543-0681
USA

NEWS RELEASE	Contact:	Ritchie L. Bond
(434) 791-6952

May 11, 2005

DIMON Announces Pricing of Tender Offer and Consent Solicitation

for 9 5/8% Senior Notes Due 2011 and 7 3/4% Senior Notes Due 2013

Danville, Va. – DIMON Incorporated (NYSE: DMN) announced today the pricing terms for its previously announced cash tender offer to purchase any and all of its outstanding (i) $200.0 million aggregate principal amount of 9 5/8% Senior Notes due 2011 (CUSIP #254394AE9) (the “9 5/8% Notes”) and (ii) $125.0 million aggregate principal amount of 7 3/4% Senior Notes due 2013 (CUSIP #254394AJ8) (the “7 3/4% Notes” and, collectively with the 9 5/8% Notes, the “Notes”) and solicitation of consents to proposed amendments to each of the indentures governing the Notes.

As of 10:00 a.m., New York City time, on May 11, 2005, (the “Price Determination Date”), the yield to maturity on the 6.50% U.S. Treasury Note due October 15, 2006, the Reference Security for the 9 5/8% Notes, was 3.562% and the Tender Offer Yield on the 9 5/8 % Notes was 4.062%. The Total Consideration per $1,000 principal amount of the 9 5/8% Notes validly tendered prior to the consent payment deadline is $1,121.52, of which $30.00 is the consent payment. Holders of the 9 5/8% Notes tendering their 9 5/8% Notes after the consent payment deadline, but on or prior to the expiration date, will receive the Tender Offer Consideration of $1,091.52 per $1,000 principal amount of 9 5/8% Notes validly tendered, which does not include the $30.00 consent payment.

As of the Price Determination Date, the yield to maturity on the 2.625% U.S. Treasury Note due May 15, 2008, the Reference Security for the 7 3/4% Notes, was 3.755% and the Tender Offer Yield on the 7 3/4% Notes was 4.255%. The Total Consideration per $1,000 principal amount of the 7 3/4% Notes validly tendered prior to the consent payment deadline is $1,133.03, of which $30.00 is the consent payment. Holders of the 7 3/4% Notes tendering their 7 3/4% Notes after the consent payment deadline, but on or prior to the expiration date, will receive the Tender Offer Consideration of $1,103.03 per $1,000 principal amount of 7 3/4% Notes validly tendered, which does not include the $30.00 consent payment.

In addition, holders whose Notes are validly tendered and accepted for purchase will receive accrued and unpaid interest from the last interest payment date up to, but not including, the applicable payment date.

The tender offer is scheduled to expire at 12:01 a.m., New York City time, on May 13, 2005, unless extended or earlier terminated.

The terms and conditions of the tender offer and the consent solicitation are specified in, and qualified in their entirety by, the Offer to Purchase for Cash and Consent Solicitation Statement, dated March 8, 2005, and related materials distributed to holders of the Notes, copies of which may be obtained from MacKenzie Partners, Inc., the information agent for the tender offer and the consent solicitation, at (800) 322-2885 (U.S. toll free) or (212) 929-5500 (collect).

DIMON has engaged Wachovia Securities and Deutsche Bank Securities Inc. to act as the dealer managers and solicitation agents in connection with the tender offer and consent solicitation. Questions regarding the tender offer and the consent solicitation may be directed to Wachovia Securities at (866) 309-6316 (U.S. toll free) or (704) 715-8341 (collect) and Deutsche Bank Securities Inc. at (212) 250-7466 (collect).

The tender offer and the consent solicitation are being conducted in connection with, and are subject to simultaneous completion of, the proposed merger of Standard Commercial Corporation with and into DIMON. DIMON will be the surviving corporation, and simultaneously with the closing of the merger, DIMON will change its name to Alliance One International, Inc.

The tender offer and the consent solicitation are subject to the satisfaction of certain conditions, including DIMON having entered into arrangements satisfactory to it with respect to financing necessary to complete the tender offer, the consent solicitation and the merger between DIMON and Standard, the simultaneous closing of the merger and other customary conditions.

This announcement is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer is being made solely pursuant to the terms of the Offer to Purchase for Cash and Consent Solicitation Statement, dated March 8, 2005, and the related Letter of Transmittal and Consent (as they may be amended from time to time), and those documents should be consulted for additional information regarding delivery procedures and the terms and conditions of the tender offer and the consent solicitation.

DIMON Incorporated is the world’s second largest independent leaf tobacco merchant, with operations in more than 30 countries. For more information on DIMON, visit DIMON’s website at http://www.dimon.com.

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions, conditions to the merger between DIMON and Standard, and other statements that are not historical facts. Such statements are based on the current beliefs and expectations of DIMON’s management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: changes in the markets for financing necessary to consummate the merger, failure of either DIMON or Standard to satisfy conditions to the merger provided in the merger agreement, changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products and the impact of regulation and litigation on DIMON’s customers.

DIMON does not undertake any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. Additional factors that could cause DIMON’s results to differ materially from those described in the forward-looking statements can be found in DIMON’s filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).

Interested parties may obtain a free copy of the joint proxy statement/prospectus related to the proposed merger between DIMON and Standard, as well as other filings containing information about DIMON and Standard, without charge at the SEC’s Internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the SEC that are incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to DIMON Incorporated, 512 Bridge Street, Post Office Box 681, Danville, Virginia 23543-0681, Attention: Investor Relations, (434) 792 7511.

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